As filed with the Securities and Exchange Commission on August 13, 2007
Registration No. 333-132172

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AQUANTIVE, INC.
(Exact name of Registrant as specified in its charter)

Washington (State or Other Jurisdiction of Incorporation or Organization)	91-1819567 (I.R.S. Employer Identification No.)
821 Second Avenue, 18th Floor
Seattle, Washington 98104
(206) 816-8800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Linda Schoemaker
(Senior Vice President and General Counsel)
aQuantive, Inc.
821 Second Avenue, 18th Floor
Seattle, Washington 98104
(206) 816-8800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:
David McShea
Perkins Coie LLP
1201 Third Avenue, Suite 4800
Seattle, Washington 98101-3099
(206) 359-8000

     Approximate date of commencement of proposed sale to the public: Not applicable.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:      ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:     ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:     ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:     ☐

EXPLANATORY STATEMENT
     On March 2, 2006, aQuantive, Inc. (the “Company”) filed with the United States Securities and Exchange Commission a shelf registration statement on Form S-3 (File No. 333-132172) (the “Registration Statement”).
     On May 17, 2007, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Microsoft Corporation (“Microsoft”) and Arrow Acquisition Company, a wholly owned subsidiary of Microsoft. Pursuant to the terms of the Merger Agreement, Arrow Acquisition Company would merge into the Company, and as a result the Company would become 100% owned by Microsoft (the “Merger”).
     On August 9, 2007, the Company held a special meeting of shareholders at which the Company’s shareholders approved the Merger Agreement. The Merger became effective on August 10, 2007 (the “Effective Date”), upon the filing of the Articles of Merger with the Secretary of State of the State of Washington.
     The offering contemplated by the Registration Statement has terminated. Pursuant to the undertakings contained in Part II, Item 17 of the Registration Statement, the Company is removing from registration, by means of a post-effective amendment to the Registration Statement (the “Post-Effective Amendment No. 1”), any securities registered under the Registration Statement which remained unsold at the termination of the offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 on Form S-3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on August 10, 2007.

AQUANTIVE, INC.
By:	/S/ BRIAN P. MCANDREWS
	Name:	Brian P. McAndrews
	Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on the 10th day of August, 2007.

Signature		Title

	/S/ BRIAN P. MCANDREWS Brian P.McAndrews	President, Chief Executive Officer and Director (Principal Executive Officer)

	/S/ M. WAYNE WISEHART M. Wayne Wisehart	Chief Financial Officer (Principal Financial and Accounting Officer)

	NICOLAS J. HANAUER	Chairman of the Board

Nicolas J. Hanauer*

	RICHARD P. FOX	Director

Richard P. Fox*

	JACK SANSOLO	Director

Jack Sansolo*

	MICHAEL B. SLADE	Director

Michael B. Slade*

	LINDA J. SRERE	Director

Linda J. Srere*

	JAYNIE M. STUDENMUND	Director

Jaynie M. Studenmund*

*By:	/S/ LINDA SCHOEMAKER
Linda Schoemaker
Attorney-in-Fact